Exhibit 10.1

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment (the “Amendment”) is made as of December 20, 2011 by and between Highlands Bancorp, Inc. (the “Company”), Highlands State Bank (the “Bank”), each with its principal office located at 310 Route 94, Vernon, NJ 07462 (the Company and the Bank are hereinafter jointly referred to as “Employer”), and George E. Irwin, (hereinafter referred to as “Employee”).

WHEREAS, Employer and Employee have heretofore entered into an Employment Agreement dated January 1, 2005, and effective October 11, 2005, as amended on May 19, 2009; and

WHEREAS, Employer and Employee desire to amend the terms of the Employment Agreement (the “Amendment”), to be effective as of December 20, 2011 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises set forth below, Employer and Employee agree to amend the terms of the Employment Agreement as follows:

1.             Term/Termination.  Section 3 of the Employment Agreement is hereby amended so that the Employment Agreement shall expire on October 10, 2014 (the “Initial Term”).  At the end of the Initial Term, and each Extension Term, as hereinafter defined, the term of the Employment Agreement shall renew automatically for one (1) year terms thereafter (each such extension, an “Extension Term” and, with the Initial Term, the “Term”), unless either the Employer or the Employee provides notice to the other of non-renewal, in writing, no later than six (6) months prior to the anniversary date for each renewal.

2.             Compensation. Section 4(a) is hereby amended to provide that, as of the Effective Date, Employee’s base salary shall be increased by Twenty Three Thousand Five Hundred Dollars ($23,500.00), to a total of Two Hundred Thousand Dollars ($200,000.00).

3.             Section 8 is deleted in its entirety and replaced with the following:

8.             Change in Control.

(a)           Upon the occurrence of a Change in Control (as herein defined) followed at any time during the term of this Agreement by the involuntary termination of the Employee's employment, or, as provided below, the voluntary termination of the Employee within six (6) months of such Change in Control for “Good Reason”, Employee shall become entitled to receive the payments provided for under paragraph (c) below.  Upon the occurrence of a Change in Control, the Employee shall have the right to elect to voluntarily terminate his employment within six (6) months of such Change in Control following any demotion, loss of title, office of significantly authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than ten (10) miles from its location immediately prior to the Change in Control, all of which shall be deemed “Good Reason” for such voluntary termination by Employee.

 (b)           A "Change in Control" shall mean:

(i)
a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction, in any case in which the holders of the voting stock of the Company prior to such transaction do not hold a majority of the voting power of the resulting entity; or

(ii)	individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof.

For these purposes, "Incumbent Board" means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same method serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c)           In the event the conditions of Section (a) above are satisfied, Employee shall be entitled to receive a lump sum payment equal to one and one-half (1.5) times his then current base salary; provided, however, that in no event shall any payments provided for hereunder constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, and in order to avoid such a result the benefits provided for hereunder will be reduced, if necessary, to an amount which is One Dollar ($1.00) less than an amount equal to three (3) times Employee’s "base amount" as determined in accordance with such Section 280G.  In addition to the foregoing, Employee shall be entitled to receive from the Employer, or its successor, hospital, health, medical and such other insurance on the terms and at the cost to Employee as Employee was receiving such benefits upon the date of his termination.  The Employer's obligation to continue such insurance benefits will be for a period of one (1) year.

4.             Notices.  The addresses for delivery of Notices provided for in the Employment Agreement are amended to recite the current addresses of the parties.

Employer:	Highlands Bancorp, Inc. and
Highlands State Bank
310 Route 94
PO Box 160
Vernon, NJ 07462

Employee:	Mr. George E. Irwin

IN WITNESS WHEREOF, Employer and Employee have entered into this Amendment on the date first above written.

Employer:

Highlands Bancorp, Inc. & Highlands State Bank

By:	/s/ Bruce D. Zaretsky
Bruce D. Zaretsky, Chairman

Employee:

/s/ George E. Irwin
George E. Irwin